EXHIBIT 5.1



Nemeth & Sigetty A/S
Frederiksgade 21,4.
1265 Copenhagen
Denmark

June 6, 2005

Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

Dear Sirs:

         In connection with the Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, the offering and sale of 500,000 Ordinary Shares, nominal value DKK 7.50, of EuroTrust A/S (the "Company") issuable pursuant to the EuroTrust A/S Employee and Director Subscription Option Plan (the "Plan") of the Company, we have examined originals or copies, certified or otherwise identical to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purpose of this opinion.

         Based and relying solely upon the foregoing, we confirm that, in our opinion, any and all Ordinary Shares which are the subject of the Registration Statement will, when issued by the Company pursuant to the Plan and registered with the Erhvervs of Selskabsstrelsen, be validly issued, fully paid and non-assessable.

         We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm in the related prospectus under the heading "Legal Matters.".


Very truly yours,
/s/ Nemeth & Sigetty A/S
Ole Sigetty